United States Steel Corporation
Public Affairs
600 Grant Street
Pittsburgh, PA 15219-2800

News

Contacts:	Media Erin DiPietro (412) 433-6845 Investors/Analysts Dan Lesnak (412) 433-1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION REPORTS
2009 THIRD QUARTER RESULTS

•	Net loss of $303 million, or $2.11 per share

•	Shipments of 4.2 million tons, an increase of 41 percent from second quarter 2009

•	Net sales of $2.8 billion, an increase of 32 percent from second quarter 2009

•	Year to date cash flow from operations of $118 million

•	Maintained strong liquidity position with $1.5 billion of cash and $2.7 billion of total liquidity

PITTSBURGH, October 27, 2009 – United States Steel Corporation (NYSE: X) reported a third quarter 2009 net loss of $303 million, or $2.11 per diluted share, compared to a net loss of $392 million, or $2.92 per diluted share, in the second quarter of 2009 and net income of $919 million, or $7.79 per diluted share, in the third quarter of 2008.

Earnings Highlights

(Dollars in millions except per share data)	3Q 2009	2Q 2009	3Q 2008
Net sales	$2,817	$2,127	$7,312
Segment (loss) income from operations
Flat-rolled	$(370)	$(362)	$846
U. S. Steel Europe	7	(53)	173
Tubular	(21)	(88)	420
Other Businesses	5	(7)	22
Total segment (loss) income from operations	$(379)	$(510)	$1,461
Retiree benefit expenses	(33)	(34)	(6)
Other items not allocated to segments	-	79	(128)
(Loss) income from operations	$(412)	$(465)	$1,327
Net interest and other financial costs	25	9	46
Income tax (benefit) provision	(130)	(82)	339
Net (loss) income attributable to United States Steel Corporation	$(303)	$(392)	$919
- Per basic share	$(2.11)	$(2.92)	$7.84
- Per diluted share	$(2.11)	$(2.92)	$7.79

Commenting on results, U. S. Steel Chairman and CEO John P. Surma said, “Shipment volumes and operating rates for all of our reportable segments increased significantly from the very low levels of the second quarter as we brought several idled facilities online to satisfy increased customer order rates.  Our European and Tubular segments had improved financial performance and our Flat-rolled segment’s results were in line with the prior quarter despite the effects of continued low operating rates and facility restart costs.”

The company reported a third quarter 2009 loss from operations of $412 million, compared with a loss of $465 million in the second quarter of 2009 and income from operations of $1,327 million in the third quarter of 2008.

2

The third quarter 2009 loss from operations did not include any other items not allocated to segments.  Other items not allocated to segments in the second quarter of 2009 increased net income by $49 million, or 36 cents per diluted share.  Other items not allocated to segments in the third quarter of 2008 reduced net income by $79 million, or 67 cents per diluted share.

Net interest and other financial costs in the third quarter of 2009 included a foreign currency gain that increased net income by $24 million, or 16 cents per diluted share.  The net gain resulted from the remeasurement of an $828 million U.S. dollar-denominated intercompany loan to a European affiliate, partially offset by losses on euro-U.S. dollar derivatives activity.  This compares to a foreign currency gain that increased net income by $41 million, or 31 cents per diluted share, in the second quarter of 2009 and a foreign currency loss that decreased net income by $39 million, or 33 cents per diluted share, in the third quarter of 2008.

The effective tax benefit rate of 22 percent for the first nine months of 2009 is lower than the statutory rate because losses in Canada and Serbia, which are jurisdictions where we have recorded a full valuation allowance on deferred tax assets, do not generate a tax benefit for accounting purposes.  Third quarter 2009 results included a $23 million, or 16 cents per diluted share, catch-up benefit adjustment as a result of a slight increase in the estimated annual effective tax benefit rate.

During the third quarter of 2009, we made a voluntary contribution of $140 million to our main defined benefit pension plan in the United States.  We ended the quarter with $1.5 billion of cash and total liquidity of $2.7 billion.

U. S. Steel’s annual goodwill impairment test, which was completed during the third quarter, resulted in no impairment to the approximately $1.7 billion of goodwill on our balance sheet.

3

Reportable Segments and Other Businesses

Management believes segment income from operations is a key measure in evaluating company performance.  U. S. Steel’s reportable segments and Other Businesses reported a segment loss from operations of $379 million, or $91 per ton, in the third quarter of 2009, compared to a loss of $510 million, or $173 per ton, in the second quarter of 2009 and segment income from operations of $1,461 million, or $227 per ton, in the third quarter of 2008.

Income from operations for Flat-rolled was comparable to the second quarter, reflecting improved operating efficiencies, higher shipments and lower inventory write-downs, offset by lower average realized prices, higher raw material costs and approximately $65 million of facility restart costs.  Raw steel capability utilization for the quarter increased to 58 percent versus 32 percent in the second quarter.  Shipments improved by 50 percent to 2.7 million tons while average realized prices decreased by 11 percent to $605 per net ton.  Third quarter results reflected continuing employee and other costs for idled facilities totaling approximately $165 million, compared to $285 million in the second quarter of 2009, reflecting steelmaking facility restarts at our Granite City Works, Great Lakes Works, Hamilton Works and our raw materials operations; however, given current order rates, we plan to adjust our operating configuration as discussed below in the Outlook section.

Our European segment recorded a small profit in the third quarter compared to the second quarter loss as lower raw material and energy costs and improved operating efficiencies were somewhat offset by the non-recurrence of a $34 million second quarter gain on sales of emissions allowances.  Raw steel capability utilization for the quarter increased from 57 percent in the second quarter to 82 percent in the third quarter as we restarted our third blast furnace at U. S. Steel Košice (USSK) in early September and operated both blast furnaces at U. S. Steel Serbia for most of the third quarter.  Shipments increased by 24 percent to 1.3 million tons and average realized prices increased by two percent to $615 per net ton as a decrease in euro-based prices was more than offset by foreign currency translation effects.

4

Tubular reported a reduced operating loss in the third quarter of 2009 compared to the second quarter mainly due to higher shipments and lower inventory write-downs, partially offset by lower average realized prices.  Shipments and average realized prices continued to be depressed by the inventory glut created by the surge of unfairly traded and subsidized product from China. Shipments increased by 64 percent to 151 thousand tons, which is still well below historical levels, and average realized prices decreased by three percent to $1,474 per net ton.  Third quarter results reflected continuing employee and other costs for idled facilities totaling approximately $25 million, in line with the second quarter of 2009 as we operated our welded facilities at reduced levels.

Outlook

Commenting on U. S. Steel’s outlook, Surma said, “We expect improvement in our overall fourth quarter results mainly as a result of increased demand for Flat-rolled products in North America, driven primarily by automotive markets and continued strength in tin mill markets.  However, we expect to report an overall operating loss in the fourth quarter due primarily to continued low operating rates and idled facility carrying costs for our Flat-rolled and Tubular segments.  We remain cautious in our outlook for end user demand as customer order rates in Flat-rolled and U. S. Steel Europe (USSE) have decreased from the third quarter, partly due to seasonal slowdowns, and we will continue to adjust production to meet our customers’ demand.  Despite these concerns and uncertainties, we believe that the U.S. and global economies are in the early stages of a gradual recovery, which has been aided by global stimulus policies and may be supported by continued improvement in credit markets and inventory restocking."

5

For Flat-rolled, fourth quarter results are expected to improve somewhat from the third quarter due primarily to higher average realized prices and increased shipments; however, we expect to report an operating loss for the fourth quarter primarily due to low operating rates and continued carrying costs for idled facilities.  In order to adjust production to meet customer order rates, during the fourth quarter we expect to idle the #14 Blast Furnace at our Gary Works for necessary repairs, as well as one of two furnaces at Granite City Works.  As a result, we currently expect fourth quarter raw steel capability utilization rates to be in line with third quarter levels.  The labor agreement covering our Lake Erie Works operations has expired and we have not yet reached a successor agreement.

We expect fourth quarter results for USSE to be in line with the third quarter as higher average realized prices are offset by higher raw material costs and slightly lower shipments.  Due to a planned maintenance outage for one of the three blast furnaces at USSK, we expect raw steel capability utilization rates to be lower than third quarter levels.  The blast furnace operating configuration in Serbia will be adjusted as required in the fourth quarter to coincide with customer order rates.

Fourth quarter results for Tubular are expected to be comparable to the third quarter as operating levels, shipments and prices remain around prior quarter levels and we continue to incur carrying costs for idled facilities.

On October 9, 2009, U. S. Steel Canada (USSC) entered into an agreement with an unaffiliated third party providing for the sale of USSC's 44.6 percent interest in the Wabush Mines Joint Venture (Wabush) for approximately $53 million. Wabush owns and operates iron ore mining and pellet facilities in Newfoundland and Labrador and Quebec, Canada. On October 12, 2009, Cliffs Natural Resources Inc., one of the other owners of Wabush, exercised its right of first refusal and is now obligated to acquire USSC's interest in Wabush.  Completion of the transaction is subject to customary closing conditions, including regulatory approvals and third party consents, and is scheduled to occur in the fourth quarter of 2009.

*****

6

This release contains forward-looking statements with respect to market conditions, operating costs, shipments and prices.  U. S. Steel has been, and we expect will continue to be, negatively impacted by the current global credit and economic problems.  U. S. Steel cannot control or predict the extent and timing of economic recovery.  As the recovery occurs, U. S. Steel is incurring and will continue to incur costs to restart idled facilities and to rebuild working capital, but we cannot accurately forecast the amount of such costs. Other more normal factors that could affect market conditions, costs, shipments and prices for both North American operations and USSE include global product demand, prices and mix; global and company steel production levels; plant operating performance; the timing and completion of facility projects; natural gas and electricity prices, usage and availability; raw materials and transportation prices and availability; international trade developments; the impact of fixed prices in energy and raw materials contracts (many of which have terms of one year or longer) as compared to short-term contract and spot prices of steel products; changes in environmental, tax, pension and other laws; the terms of collective bargaining agreements including any successor to the labor agreement covering our Lake Erie Works operations; employee strikes or other labor issues; power outages; and U.S. and global economic performance and political developments.  Domestic steel shipments and prices could be affected by import levels and actions taken by the U.S. Government and its agencies, including those related to CO2 emissions and climate change. Economic conditions and political factors in Europe and Canada that may affect USSE’s and USSC’s results include, but are not limited to, taxation, nationalization, inflation, currency fluctuations, government instability, political unrest, regulatory changes, export quotas, tariffs, and other protectionist measures.  Consummation of the sale of our interest in Wabush is subject to regulatory approvals, third party consents and other customary closing conditions.  In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements have been included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent filings for U. S. Steel.

7

A Consolidated Statement of Operations (Unaudited), Consolidated Cash Flow Statement (Unaudited), Condensed Consolidated Balance Sheet (Unaudited) and Preliminary Supplemental Statistics (Unaudited) for U. S. Steel are attached.

The company will conduct a conference call on third quarter earnings on Tuesday, October 27, at 2 p.m. EDT.  To listen to the webcast of the conference call, visit the U. S. Steel web site, www.ussteel.com, and click on “Overview” then “Current Information” under the “Investors” section.

For more information on U. S. Steel, visit its web site at www.ussteel.com.

-oOo-

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UNITED STATES STEEL CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	Sept. 30
(Dollars in millions)	2009	2009	2008	2009	2008

NET SALES	$2,817	$2,127	$7,312	$7,694	$19,252

OPERATING EXPENSES (INCOME):
Cost of sales (excludes items shown below)	2,902	2,340	5,752	8,249	15,892
Selling, general and administrative expenses	163	154	151	460	464
Depreciation, depletion and amortization	167	159	149	484	464
Loss (income) from investees	1	10	(51)	32	(92)
Net gains on disposal of assets	(1)	(36)	(6)	(134)	(8)
Other income, net	(3)	(35)	(10)	(42)	(15)
Total operating expenses	3,229	2,592	5,985	9,049	16,705
(LOSS) INCOME FROM OPERATIONS	(412)	(465)	1,327	(1,355)	2,547
Net interest and other financial costs	25	9	46	105	39
(LOSS) INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	(437)	(474)	1,281	(1,460)	2,508
Income tax (benefit) provision	(130)	(82)	339	(322)	652
Net (loss) income	(307)	(392)	942	(1,138)	1,856
Less: Net (loss) income attributable to the noncontrolling interests	(4)	-	23	(4)	34
NET (LOSS) INCOME ATTRIBUTABLE TO UNITED STATES STEEL CORPORATION	$(303)	$(392)	$919	$(1,134)	$1,822

COMMON STOCK DATA:
Net (loss) income per share:
- Basic	$(2.11)	$(2.92)	$7.84	$(8.62)	$15.51
- Diluted	$(2.11)	$(2.92)	$7.79	$(8.62)	$15.43

Weighted average shares, in thousands
- Basic	143,363	134,634	117,169	131,466	117,423
- Diluted	143,363	134,634	117,826	131,466	118,051

Dividends paid per common share	$.05	$.05	$.30	$.40	$.80

UNITED STATES STEEL CORPORATION
CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

	Nine Months Ended
	September 30
(Dollars in millions)	2009	2008

Cash provided from operating activities:
Net (loss) income	$(1,138)	$1,856
Depreciation, depletion and amortization	484	464
Pensions and other postretirement benefits	(160)	(388)
Deferred income taxes	(258)	262
Net gains on disposal of assets	(134)	(8)
Changes in: Current receivables	671	(1,264)
Inventories	865	(478)
Current accounts payable and accrued expenses	(237)	931
Bank checks outstanding	(10)	(9)
Other operating activities	35	(35)
Total	118	1,331
Cash used in investing activities:
Capital expenditures	(323)	(539)
Capital expenditures – variable interest entities	(126)	(94)
Acquisition of pickle lines	-	(36)
Acquisition of Stelco Inc.	-	(1)
Disposal of assets	340	19
Other investing activities	(101)	(14)
Total	(210)	(665)
Cash provided from (used in) financing activities:
Issuance of long-term debt	839	-
Repayment of long-term debt	(671)	(359)
Revolving credit facilities – borrowings	-	359
– repayments	-	(44)
Common stock issued	667	11
Common stock repurchased	-	(214)
Dividends paid	(49)	(94)
Other financing activities	127	68
Total	913	(273)
Effect of exchange rate changes on cash	(2)	(1)
Net increase in cash and cash equivalents	819	392
Cash at beginning of the year	724	401
Cash at end of the period	$1,543	$793

UNITED STATES STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)

	Sept. 30	Dec. 31
(Dollars in millions)	2009	2008
Cash and cash equivalents	$1,543	$724
Receivables, net	1,638	2,288
Inventories	1,677	2,492
Other current assets	398	228
Total current assets	5,256	5,732
Property, plant and equipment, net	6,860	6,676
Investments and long-term receivables, net	697	695
Goodwill and intangible assets, net	1,983	1,891
Other assets	1,053	1,093
Total assets	$15,849	$16,087
Accounts payable	$1,490	$1,483
Payroll and benefits payable	770	967
Short-term debt and current maturities of long-term debt	19	81
Other current liabilities	187	247
Total current liabilities	2,466	2,778
Long-term debt, less unamortized discount	3,346	3,064
Employee benefits	4,593	4,767
Other long-term liabilities	405	419
United States Steel Corporation stockholders’ equity	4,749	4,895
Noncontrolling interests	290	164
Total liabilities and stockholders’ equity	$15,849	$16,087

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2009	2009	2008	2009	2008

(LOSS) INCOME FROM OPERATIONS
Flat-rolled(a)	$(370)	$(362)	$846	$(1,154)	$1,411
U. S. Steel Europe	7	(53)	173	(205)	632
Tubular	(21)	(88)	420	18	648
Other Businesses(a)	5	(7)	22	(5)	56
Segment (Loss) Income from Operations	(379)	(510)	1,461	(1,346)	2,747
Retiree benefit expenses	(33)	(34)	(6)	(99)	(4)
Other items not allocated to segments:	-
Federal excise tax refund	-	34	-	34	-
Litigation reserve	-	45	-	45	(45)
Net gain on sale of assets	-	-	-	97	-
Workforce reduction charges	-	-	-	(86)	-
Labor agreement signing payments	-	-	(105)	-	(105)
Environmental remediation	-	-	(23)	-	(23)
Flat-rolled inventory transition effects	-	-	-	-	(23)
Total (Loss) Income from Operations	$(412)	$(465)	$1,327	$(1,355)	$2,547

CAPITAL EXPENDITURES(b)
Flat-rolled(a)	$68	$65	$155	$231	$357
U. S. Steel Europe	46	18	62	74	143
Tubular	3	3	9	9	18
Other Businesses(a)	-	2	13	9	21
Total	$117	$88	$239	$323	$539

(a)
Effective with the fourth quarter of 2008, the operating results of our iron ore operations, which were previously included in Other Businesses, are included in the Flat-rolled segment.  Prior periods have been restated to reflect this change.

(b)	Excludes capital spending by variable interest entities, which is not funded by U. S. Steel.

UNITED STATES STEEL CORPORATION
PRELIMINARY SUPPLEMENTAL STATISTICS (Unaudited)

	Quarter Ended			Nine Months Ended
	Sept. 30	June 30	Sept. 30	September 30
(Dollars in millions)	2009	2009	2008	2009	2008

OPERATING STATISTICS
Average realized price:($/net ton)(a)
Flat-rolled	605	677	907	660	775
U. S. Steel Europe	615	602	1,086	627	948
Tubular	1,474	1,526	2,390	1,889	1,823
Steel Shipments:(a)(b)
Flat-rolled	2,722	1,815	4,505	6,660	14,055
U. S. Steel Europe	1,285	1,035	1,409	3,217	4,743
Tubular	151	92	519	450	1,452
Total Steel Shipments	4,158	2,942	6,433	10,327	20,250
Intersegment Shipments:(b)
Flat-rolled to Tubular	123	34	540	245	1,457
Raw Steel-Production:(b)
Flat-rolled	3,548	1,964	5,282	7,791	16,454
U. S. Steel Europe	1,528	1,059	1,623	3,586	5,456
Raw Steel-Capability Utilization:(c)
Flat-rolled	57.9%	32.4%	86.2%	42.9%	90.2%
U. S. Steel Europe	82.0%	57.4%	87.0%	64.8%	98.2%

(a)	Excludes intersegment shipments.
(b)	Thousands of net tons.
(c)	Based on annual raw steel production capability of 24.3 million net tons for Flat-rolled and 7.4 million net tons for U. S. Steel Europe.